Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated April 14, 2010, accompanying the consolidated financial statements of The Sagemark Companies Ltd. to be contained in the Annual Report on Form 10-K for The Sagemark Companies Ltd., a New York corporation, for its fiscal year ended December 31, 2009. We consent to the use of the aforementioned report in the Form 10-K and to the use of our name as it appears therein.

/s/ MSPC
MSPC Certified Public Accountants and Advisors
A Professional Corporation

Dated: April 14, 2010